UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒      Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

New Fortress Energy Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NEW FORTRESS ENERGY INC.
April 4, 2023

Dear Fellow Stockholders:
On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of New Fortress Energy Inc. (the “Annual Meeting”) to be held at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York, on May 22, 2023, at 9:00 a.m., Eastern Time. The matters to be considered by the stockholders at the Annual Meeting are described in detail in the accompanying materials.
IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to vote today by the Internet, by telephone or by completing, signing and returning your proxy card in the envelope provided.
PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL MEETING: All stockholders may vote in person at the Annual Meeting. In addition, you may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot; (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections; and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Sincerely,

/s/ Wesley R. Edens

Wesley R. Edens
Chairman of the Board of Directors

NEW FORTRESS ENERGY INC.
NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of New Fortress Energy Inc.:
The annual meeting of stockholders of New Fortress Energy Inc., a Delaware corporation, will be held at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York, on May 22, 2023, at 9:00 a.m., Eastern Time. The matters to be considered and acted upon by stockholders at the Annual Meeting, which are described in detail in the accompanying materials, are:
(i)     a proposal to elect two Class I directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected or appointed and qualified;
(ii)     a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2023; and
(iii)     any other business properly presented at the Annual Meeting.
Stockholders of record at the close of business on March 27, 2023 will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Return the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States. You can also vote by telephone or by the Internet by following the instructions provided on the proxy card. Whether or not you plan to attend the Annual Meeting in person, please vote by one of these three methods. If you are the record holder of your shares and you attend the meeting, you may revoke your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

/s/ Cameron D. MacDougall
Cameron D. MacDougall
Secretary
111 W. 19th Street, 8th Floor
New York, New York 10011
April 4, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2023:

The Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K
are available on the Investor Relations section of our website at
www.newfortressenergy.com.

NEW FORTRESS ENERGY INC.
111 W. 19th Street, 8th Floor
New York, New York 10011
PROXY STATEMENT
For the 2023 Annual Meeting of Stockholders to Be Held on
May 22, 2023

This Proxy Statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the board of directors of New Fortress Energy Inc. (the “Board of Directors”), a Delaware corporation, for use at the Annual Meeting to be held on May 22, 2023 and any adjournments or postponements thereof. “We,” “our,” “us,” “the Company” and “NFE” each refers to New Fortress Energy Inc. The mailing address of our executive office is 111 W. 19th Street, 8th Floor, New York, New York 10011. Our proxy materials, including this Proxy Statement, the accompanying proxy card and the notice of annual meeting, or the Notice of Internet Availability of Proxy Materials (the “Internet Notice”), if applicable, are first being mailed to holders of Class A common stock, $0.01 par value per share, of the Company (“Common Stock”), on or about April 4, 2023.
As of the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or the related proxy materials other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Matters to be considered at the Annual Meeting
At the Annual Meeting, the stockholders of the Company will vote upon:

(i)	a proposal to elect two Class I directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected or appointed and qualified;

(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2023; and

(iii)	any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

GENERAL INFORMATION ABOUT VOTING
Solicitation of Proxies
The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of Common Stock held of record as of the close of business on March 27, 2023, and will provide reimbursement for the cost of forwarding the material.
Stockholders Entitled to Vote
As of March 27, 2023, there were 204,670,088 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote. Stockholders of record at the close of business on March 27, 2023 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.
Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials were sent directly to you by the Company.
Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials will be or have been forwarded to you by your bank or broker. The bank or broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares held in your account. If you wish to attend the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker.
Required Vote
A quorum will be present if the holders of a majority of the outstanding shares of Common Stock entitled to vote are present, in person or by proxy, at the Annual Meeting. If you have returned a valid proxy or if you hold your shares in your own name as holder of record and attend the Annual Meeting in person, your shares will be counted as present for the purpose of determining whether there is a quorum. Abstentions and broker “non-votes” (as described below) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.
For the election of the nominees to our Board of Directors, the affirmative vote of a plurality of the votes cast at the Annual Meeting is sufficient to elect the nominee if a quorum is present. For the approval of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve such matter.
Broker non-votes are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it has not received voting instructions from the beneficial owner and therefore is precluded by stock exchange rules from voting on a particular matter. Under these rules, when a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters. Brokers who do not receive instructions are not entitled to vote on the election of directors, but they are entitled to vote on the ratification of the appointment of the independent registered public accounting firm.
A vote “withheld” from a director nominee or a broker non-vote on a director nominee will have no effect on the outcome of the vote because it will not be counted in the number of votes cast on a matter and a plurality of the votes cast at the Annual Meeting is required for the election of each director. Similarly, any abstentions or broker non-votes on the ratification of the appointment of the independent registered public accounting firm will not affect the outcome because abstentions and broker non-votes are not counted as votes cast.

If the enclosed proxy card is properly executed and returned to us in time to be voted at the Annual Meeting, it will be voted as specified on the proxy card unless it is properly revoked prior thereto. If no specification is made on the proxy card as to any one or more of the proposals, the shares of Common Stock represented by the proxy will be voted as follows:

(i)	FOR the election of the nominees to our Board of Directors;

(ii)	FOR the approval of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

(iii)	in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.
As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual Meeting.
Voting
Stockholders of Record. If you are a stockholder of record, you may instruct the proxies to vote your shares by telephone, by the Internet or by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of Common Stock in person at the Annual Meeting.
Street Name Holders. If you are a street name holder, you will receive instructions from your bank or broker that you must follow to be able to attend the Annual Meeting or to have your shares voted at the Annual Meeting.
Right to Revoke Proxy
Stockholders of Record. If you are a stockholder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the Annual Meeting, to our Secretary, Mr. Cameron D. MacDougall, at New Fortress Energy Inc., 111 W. 19th Street, 8th Floor, New York, New York 10011;

•	sign, date and mail a new proxy card to our Secretary;

•	dial the number provided on the proxy card and vote again;

•	log onto the Internet site provided on the proxy card and vote again; or

•	attend the Annual Meeting and vote your shares in person.
Street Name Holders. If you are a street name holder, you must contact your bank or broker to receive instructions as to how you may revoke your proxy instructions.
Copies of Annual Report to Stockholders
A copy of our Annual Report on Form 10-K for our most recently completed fiscal year, which was filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, will be mailed to stockholders entitled to vote at the Annual Meeting who have elected to receive a hard copy of the proxy materials and is also available without charge to stockholders upon written request to: New Fortress Energy Inc., 111 W. 19th Street, 8th Floor, New York, New York 10011, Attention: Investor Relations. You can also find a copy of our Annual Report on the Investor Relations section of the NFE website (www.newfortressenergy.com).
Voting Results
Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the Inspector of Election (the “Inspector of Election”). We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.
Confidentiality of Voting
We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only the Inspector of Election to examine these documents.

Recommendations of the Board of Directors
The Board of Directors recommends a vote:

(i)	FOR the election of the nominees to our Board of Directors; and

(ii)	FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2023.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The first proposal is to elect two Class I directors to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected or appointed and qualified.
Our Certificate of Incorporation authorizes the number of directors to be determined from time to time by resolution adopted by a majority of the Board of Directors then in office (subject to those certain exceptions in the Bylaws and the Shareholders’ Agreement, dated as of February 4, 2019, by and among the Company, Wesley R. Edens and Randal A. Nardone, as it may be amended (the “Shareholders’ Agreement”)), as described under “Certain Relationships and Related Persons”. The number of directors on the board is currently fixed at nine. Our Board of Directors is divided into three classes. The members of each class of directors serve staggered three-year terms.
Our current Board of Directors is classified as follows:

Class	Term Expiration	Director	Age
Class I	2023	John J. Mack	78
		Katherine E. Wanner	55
		Matthew Wilkinson	42
Class II	2024	David J. Grain	60
		C. William Griffin	72
		Timothy W. Jay	60
Class III	2025	Desmond Iain Catterall	67
		Wesley R. Edens	61
		Randal A. Nardone	67
The Board of Directors has unanimously proposed John J. Mack and Katherine E. Wanner as nominees for election as Class I directors. The director nominees currently serve on our Board of Directors. Matthew Wilkinson’s term as a Class I director will expire at the Annual Meeting.
If elected at the Annual Meeting, each of Mr. Mack and Ms. Wanner will hold office until the 2026 annual meeting of stockholders and until their successors are duly elected or appointed and qualified, subject to earlier death, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR Mr. Mack and Ms. Wanner. If either of the nominees becomes unable to stand for election as a director, an event that our Board of Directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our Board of Directors.
The Board of Directors recommends that you vote FOR the election of John J. Mack and Katherine E. Wanner to serve as our Class I directors until the 2026 annual meeting of the stockholders and until their successors are duly elected or appointed and qualified.
Information Concerning Our Directors, Including the Director Nominees
Set forth below is certain biographical information for our directors, including the director nominees, as well as the month and year each person was first elected as one of our directors.
In evaluating director candidates, our Board of Directors assessed whether a candidate possessed the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the Board of Directors’ ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties.

Wesley R. Edens Founder, Chief Executive Officer and Chairman since August 2018
Wesley Edens is our founder and has been our Chief Executive Officer and the Chairman of our Board of Directors since August 2018. He is the Co-Chief Executive Officer of Fortress Investment Group LLC (“Fortress”) and has been a member of the board of directors of Fortress since November 2006. Mr. Edens has been a member of the Management Committee of Fortress since co-founding Fortress in May 1998. Mr. Edens is responsible for oversight of Fortress’ private equity and publicly traded alternative investment businesses. He is the chairman of the board of directors of Drive Shack Inc. (an owner and operator of golf-related leisure and entertainment businesses).
Mr. Edens previously served on the board of the following publicly traded companies and registered investment companies: Gannett Co., Inc. (formerly New Media Investment Group Inc., a publisher of print and online media) from November 2013 to May 2019; One Main Holdings, Inc. (a leading consumer finance company) from October 2013 to June 2018; FTAI Aviation Ltd. (formerly Fortress Transportation and Infrastructure Investors LLC, which owned and acquired high quality infrastructure and equipment essential for the transportation of goods and people globally) from May 2015 to May 2016; Intrawest Resorts Holdings Inc. (a resort and adventure company) from January 2014 to July 2017; Gaming and Leisure Properties, Inc. (an owner and operator in the gaming and racing industry) from December 2013 to October 2016; Nationstar Mortgage Holdings Inc. (a residential mortgage loan originator and servicer) from February 2012 to July 2016; New Residential Investment Corp. (a real estate investment trust primarily focused on investing in residential real estate related assets) from April 2013 to May 2016; Brookdale Senior Living Inc., from September 2005 to June 2014; GAGFAH S.A. from September 2006 to June 2014; PENN National Gaming Inc. from October 2008 to November 2013; Gate House Media Inc. from June 2005 to November 2013; Aircastle Ltd. from August 2006 to August 2012; Rail America Inc. from November 2006 to October 2012; Eurocastle Investment Ltd., from August 2003 to November 2011; Whistler Blackcomb Holdings Inc., from October 2010 to November 2012; Fortress Registered Investment Trust, from December 1999 until it deregistered with the SEC in September 2011; FRIT PINN LLC, from November 2001 until it deregistered with the SEC in September 2011; and New Senior Investment Group Inc. from October 2014 to January 2019.
Prior to co-founding Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management, Inc. (an investment management firm), where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers Holdings Inc. Mr. Edens received a Bachelor of Science in Finance from Oregon State University. Mr. Edens’ extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and his deep familiarity with our Company as our founder led the Board to conclude that Mr. Edens should serve as a director.

Desmond Iain Catterall Director since January 2019
Iain Catterall became a member of our Board of Directors in January 2019. Mr. Catterall currently serves as a principal and Chief Executive Officer of Kirkham Capital, an investment business focused on seeding fund managers, a position he has held since founding the firm in January 2009. Prior to that, Mr. Catterall served as the head of equities at Rand Merchant Bank from January 2003 to December 2008 and was also a member of Rand Merchant Bank’s management board and investment committee. He was also a founding member of Thynk Capital, a private equity company, and, prior to that, a founding director of Cadiz Holdings Limited, a Johannesburg Stock Exchange listed financial services company.

Mr. Catterall holds a Bachelor of Commerce degree from the University of Natal (Durban). We believe that Mr. Catterall’s extensive experience in emerging markets, capital markets and financial services brings valuable expertise to our Board of Directors.

David J. Grain Director since January 2019
David Grain became a member of our Board of Directors in January 2019. Mr. Grain currently serves as the Chief Executive Officer of Grain Management, LLC, a private equity firm focused on investments in the media and communications sectors, which he founded in 2006. Prior to founding Grain Management, LLC, from January 2003 to December 2005, Mr. Grain served as the President of Global Signal, Inc. (formerly NYSE: GSL), the largest communication tower owner/operator at the time and an affiliate of Fortress. Prior to joining Global Signal, Inc., from 2000 to 2003, he served as Senior Vice President at AT&T Broadband in New England, a provider of digital video, high speed Internet and digital phone services to more than two million customers in the region. Prior to leading AT&T Broadband’s New England operations, Mr. Grain spent more than a decade in the financial services industry, most recently at Morgan Stanley & Co. LLC, a financial services company, in New York from 1992 to 2000 where he focused primarily on telecommunications, media and technology companies. Mr. Grain serves on the board of directors of The Southern Company (NYSE: SO), a gas and electric utility company, and of Dell Technologies (NYSE: DELL), a multinational technology company, trustee of the Brookings Institution, a member of the advisory council of the National Museum of African American History and Culture, and a member of the board of the Martha’s Vineyard Museum. He is also a Lifetime Member of the Council on Foreign Relations, and a member of Business Executives for National Security. Mr. Grain earned a Bachelor of Arts degree in English from the College of the Holy Cross and a Master of Business Administration degree from the Amos Tuck School at Dartmouth College. We believe that Mr. Grain’s experience with publicly traded companies as an executive and as a member of the board of directors brings valuable skills and leadership to our Board of Directors.

C. William Griffin Director since January 2019
Bill Griffin became a member of our Board of Directors in January 2019. Mr. Griffin has more than 45 years of experience in financial services. Mr. Griffin currently serves as Executive Chairman of ServiceMac, a privately held financial services company specializing in mortgage sub-servicing. He previously served as Executive Vice President, Enterprise Strategy of ServiceLink, LLC, helping deliver end-to-end solutions to large financial institutions from January 2017 until mid-2019. Prior to that, Mr. Griffin served in various capacities within Fidelity National Financial, Inc. (“Fidelity”) and its affiliates, including as Executive Vice President of Black Knight Financial Services from January 2014 to December 2016 and Executive Vice President of Sales and Marketing for Lender Processing Services from November 2011 to December 2013. He also served as President and Chief Executive Officer from 2002 to 2003 when Lender Processing Services was acquired by Fidelity. Mr. Griffin holds a Bachelor of Business Administration degree from The University of Georgia. We believe that Mr. Griffin’s leadership and extensive financial experience bring significant value to our Board of Directors.

Randal A. Nardone Director since August 2018
Randal Nardone has been a member of our Board of Directors since August 2018. He has also been a member of the board of directors of Fortress since November 2006 and has been a member of the Management Committee of Fortress since he co-founded it in 1998. Mr. Nardone served as Fortress’s Chief Executive Officer from July 2013 through December 2017, after serving as its Interim Chief Executive Officer from December 2011 to July 2013. From June 2002 to September 2016, Mr. Nardone also served as Secretary for Drive Shack Inc., an owner and operator of golf-related leisure and entertainment businesses.

 Mr. Nardone is a director of Eurocastle Investment Limited. Mr. Nardone also previously served on the board of directors of Alea Group Holdings (Bermuda) Ltd. from July 2007 to September 2014; GAGFAH S.A. from September 2006 to June 2014; and Brookdale Senior Living, Inc. from January 2011 to June 2014. Mr. Nardone was previously a managing director of UBS from May 1997 to May 1998. Prior to joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock Financial Management, Inc., Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone received a Bachelor of Arts in English and Biology from the University of Connecticut and a Juris Doctor from Boston University School of Law. We believe that Mr. Nardone’s leadership, management experience and experience with corporate and securities law bring valuable experience to our Board of Directors.

John J. Mack Director since January 2019
John Mack became a member of our Board of Directors in January 2019. From March 2012 until his retirement in December 2014, Mr. Mack served as a Senior Advisor for Kohlberg, Kravis, Roberts & Co., L.P. Prior to that, Mr. Mack served as Chairman of the Board of Morgan Stanley, a financial services company, from June 2005 to December 2011, and served as the Chief Executive Officer of Morgan Stanley from June 2005 until December 2009, during which time he oversaw the firm’s conversion into a bank holding company. Mr. Mack was Co-Chief Executive Officer of Credit Suisse Group from 2003 to 2004 and the President, Chief Executive Officer and a director of Credit Suisse First Boston from 2001 to 2004. He became the President, Chief Operating Officer and a director of Morgan Stanley Dean Witter & Co. in May 1997 and served in that position until 2001. Mr. Mack joined Morgan Stanley in May 1972 in the bond department and served as head of the Worldwide Taxable Fixed Income Division from 1985 to 1992, became a member of the board of directors in 1987, became Chairman of the Operating Committee in March 1992 and became President in June 1993. Mr. Mack is a senior advisor to Morgan Stanley & Co. LLC. Mr. Mack served on the board of directors of LendingClub Corporation from December 2014 to June 2019 and of Glencore plc from June 2013 to April 2021. Mr. Mack holds a Bachelor of Arts degree in History from Duke University. Mr. Mack was chosen to serve on our Board of Directors because of his extensive experience advising and managing banking and financial services companies. We believe that Mr. Mack’s strong business leadership experience brings important insight and skills to our Board of Directors.

Katherine E. Wanner Director since January 2019
Katherine Wanner became a member of our Board of Directors in January 2019. From 1993 to 1997, Ms. Wanner served in various roles within the finance, communications and business development groups at Brinson Partners Inc. and UBS Global Asset Management, where she was responsible for the revenue cycle, statistical analysis and market research, and later joined the private equity group in 1998. In 2001, Ms. Wanner was a founding Partner at Adams Street Partners, LLC, a global private equity firm with over $51 billion in assets under its management and offices in 11 locations around the world, and the successor firm to Brinson Partners Inc. and UBS Global Asset Management. From 2007 until her retirement in 2015, Ms. Wanner managed Adams Street Partners’ US Primary investment team and served on the firm’s Global Primary Investment Committee, which was responsible for sourcing, analyzing and monitoring investments in private equity partnerships, implementing strategy and approving all primary fund investments. Post Ms. Wanner’s retirement from Adams Street Partners in 2015, Ms. Wanner has served as an Operating Partner at Abundant Venture Partners from 2016 to April 2018. Since April 2018 and currently, Ms. Wanner serves as an Advisor at Abundant Venture Partners. Since 1998, Ms. Wanner has served on many private equity and venture capital advisory boards and completed many primary investments across several sectors, and was responsible for managing relationships with several of the firm’s United States based venture, energy focused and special situation managers. Additionally, from 1989 to 1993, Ms. Wanner gained experience in statistical modeling, reporting, tracking and analysis as a Senior Financial Analyst at Frontier Risk Management, Range Wise, Inc. and Morgan Stanley & Co. LLC. Ms. Wanner received a Bachelor of Science in Finance from Binghamton University and a Master of Business Administration from the Kellogg School of Management at Northwestern University. We believe Ms. Wanner’s extensive financial experience in business investments and asset management brings significant value to our Board of Directors.

Timothy W. Jay Director since March 2023
Mr. Jay has worked as Head of Government Bond Sales and Rates Trader at CRT Capital Group LLC, a financial services firm, from 2009 until his retirement in 2016. From 2005 to 2006, he served as Co-Managing Partner at Rockridge Advisors LLC, a multi-strategy hedge fund. Prior to 2005, he worked for Lehman Brothers as a Government Bond Trader, Head of Global Government Bond Business and a Liquid Markets Head Trader. During the same time, from 1996 to 2006, he served as both Chairman and Vice Chairman of the Treasury Borrowing Advisory Committee, which regularly advised the U.S. Treasury and the Federal Reserve Board on policy. He also served as a director of Intrawest Holdings from 2013 to 2017. We believe that Mr. Jay's significant knowledge of real estate and operational and financial development brings significant value to our Board of Directors.

Determination of Director Independence
If required under the listing standards of the Nasdaq Stock Market LLC (the “Nasdaq”), the Board of Directors shall be comprised of a majority of directors who qualify as independent directors (“Independent Directors”) under the listing standards of Nasdaq.
Pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors must be comprised of a majority of directors who qualify as independent directors under the listing standards of Nasdaq (such directors, “Independent Directors”). The Board of Directors review annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board of Directors affirmatively determines satisfy the applicable independence will be considered Independent Directors. The Board of Directors may adopt and disclose categorical standards to assist it in determining director independence. In the event that a director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the listing standards of Nasdaq or under applicable law, the director must promptly inform the Chair of the Nominating and Corporate Governance Committee if such committee is established. Our Board of Directors determined that Messrs. Griffin, Mack, Wilkinson, Grain, Catterall, Jay and Ms. Wanner qualify as independent directors under the corporate governance standards of Nasdaq.
Statement on Corporate Governance
We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board of Directors consists of a majority of independent directors under the corporate governance standards of Nasdaq. We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics (the “Code of Conduct”), which delineate our standards for our employees, officers and directors. We make available, free of charge through a link on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing. Our website also contains our Code of Conduct, Corporate Governance Guidelines, and the charters of the Audit Committee and Compensation Committee of our Board of Directors. Our website address is www.newfortressenergy.com. You may also obtain these documents by writing the Company at 111 W. 19th Street, 8th Floor, New York, New York 10011, Attention: Investor Relations.

Sustainability
As part of our strategy, we are focused on supporting the transition to a low-carbon economy and aim to provide cleaner, sustainable energy solutions around the world by leveraging our expertise and business and financing relationships, as well as our access to capital. We highlighted certain of our current sustainability solutions and investments in our Form 10-K for the year ended December 31, 2022, and we expect to continue to explore additional sustainability-related opportunities.
Code of Conduct
As mentioned above, the Board of Directors has adopted the Code of Conduct, which is available on our website, that applies to all of our officers, directors and employees, including our principal executive officer and principal financial officer. The purpose of the Code of Conduct is to promote, among other things:
•honest and ethical conduct;
•maintenance of accurate financial records and adherence to applicable accounting rules and policies;
•compliance with applicable governmental laws, rules and regulations; and
•accountability for adherence to the Code of Conduct and the reporting of violations thereof.
Our Company intends to disclose any changes in or waivers from our Code of Conduct, as required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq, by posting such information on our website at the address and location specified above.
Board Leadership Structure
The Company does not have a policy to separate the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Edens has served as both the Chairman of our Board of Directors and Chief Executive Officer since August 2018. The Board of Directors believes that having Mr. Edens serve as both Chief Executive Officer and Chairman is an appropriate, effective and efficient leadership structure, and has determined that combining the Chief Executive Officer and Chairman roles provides for clear accountability and leadership responsibility, and facilitates effective decision-making and a cohesive corporate strategy. The Board of Directors periodically reviews its leadership structure. The Company does not have a lead independent director; however, an independent director may preside over any executive sessions.
Status as a Controlled Company
Because affiliates of certain entities controlled by Messrs. Edens, Nardone and affiliates of Fortress Investment Group LLC, together with affiliates of Energy Transition Holdings LLC, collectively hold more than 50% of the voting power of our stock, we are a controlled company under the Nasdaq corporate governance standards. A controlled company does not need its board of directors to have a majority of independent directors or to form independent compensation and nominating and corporate governance committees. As a controlled company, we remain subject to the rules of the Sarbanes-Oxley Act and Nasdaq that require us to have an audit committee with at least three members and composed entirely of independent directors.
If at any time we cease to be a controlled company, we will take all action necessary to comply with applicable requirements, including Nasdaq corporate governance standards.
The Board and Its Committees
Our Certificate of Incorporation provides that the number of directors that constitute the whole Board of Directors shall be determined from time to time by resolution adopted by a majority of the Board of Directors then in office (subject to those certain exceptions in the Bylaws and the Shareholders’ Agreement). Our Board of Directors currently consists of nine directors. Our Board of Directors is divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual general meeting in 2023, 2024 and 2025, respectively. Messrs. Mack and Wilkinson and Ms. Wanner are assigned to Class I; Messrs. Grain, Griffin and Jay are assigned to Class II; and Messrs. Edens, Nardone and Catterall are assigned to Class III. At each succeeding annual meeting, directors will be elected to succeed the class of directors whose terms have expired. This classification of the Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual general meetings will be necessary to effect a change in a majority of the members of the Board of Directors. All officers serve at the discretion of the Chief Executive Officer or the Board of Directors. Neither our Certificate of Incorporation nor our Bylaws provide for cumulative voting in the election of directors, which means that the holders of a majority of our issued and outstanding shares of Common Stock may elect all of the directors standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any directors.
During the year ended December 31, 2022, our Board of Directors held eight meetings. No director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Regulatory Compliance Committee. During 2022, the Audit Committee met five times, the Compensation Committee met one time and the Regulatory Compliance Committee met four times. Although director attendance at the Company’s annual meeting each year is encouraged, the Company does not have an attendance policy. None of the persons serving then as our director attended our annual meeting of stockholders in 2022.
Audit Committee
We are required to have an audit committee of at least three members, and all of its members are required to meet the independence and experience standards established by Nasdaq and the Exchange Act. We have established an audit committee compliant with Nasdaq and SEC rules, whereby Ms. Wanner and Messrs. Grain and Griffin serve as members of such committee with Ms. Wanner serving as the chairperson. SEC rules also require that a public company disclose whether or not its audit committee has at least one “audit committee financial expert” as a member. Ms. Wanner satisfies the definition of “audit committee financial expert.” As required by the SEC rules and Nasdaq listing standards, our Board of Directors have affirmatively determined that each of Messrs. Grain and Griffin and Ms. Wanner meet the definition of “independent director.” We adopted an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq standards. You can find a copy of our audit committee charter on the Investor Relations section of the NFE website (www.newfortressenergy.com).
The audit committee assists the Board of Directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and company policies and controls. The audit committee has the sole authority to: (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee is also responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has been given unrestricted access to the audit committee and our management.
Risk Oversight
The Company’s risk management is overseen by the Chief Executive Officer, who receives reports directly from employees and individuals who perform services for the Company. Material risks are identified and prioritized by management, and material risks are periodically discussed with the Board of Directors. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including risks and contingencies associated with each area. In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.
Compensation Committee
Because we are a “controlled company” within the meaning of Nasdaq corporate governance standards, we are not required to have a compensation committee. However, we established a compensation committee to ease the administrative burden on the full Board of Directors. So long as we continue to be a controlled company, our compensation committee is not required to be comprised solely of independent directors. As such, Messrs. Edens and Nardone serve as the members of our compensation committee. Our compensation committee has established and directs our compensation program for our officers and employees, including administration of our incentive compensation and benefit plans, to the full extent permitted pursuant to those plans and arrangements. However, the Board of Directors will retain authority to grant and amend awards under our omnibus incentive plan that are (i) subject to Section 16 of the Exchange Act and (ii) granted to our officers who are subject to the reporting obligations of Section 16 of the Exchange Act and members of the Board of Directors. We adopted a compensation committee charter defining the committee’s primary duties and authority. You can find a copy of our compensation committee charter on the Investor Relations section of the NFE website (www.newfortressenergy.com).

Nominating and Corporate Governance Committee
Because we are a “controlled company” within the meaning of Nasdaq corporate governance standards, we are not required to, and do not currently, have a nominating and corporate governance committee. See “Certain Relationships and Related Transactions—Shareholders’ Agreement” for additional information about our controlling shareholder’s ability to designate certain members of our Board.
If and when we are no longer a “controlled company” within the meaning of Nasdaq corporate governance standards, we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be “independent” under the rules of the SEC and Nasdaq. This committee would identify, evaluate and recommend qualified nominees to serve on our Board of Directors, develop and oversee our internal corporate governance processes and maintain a management succession plan. Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq or market standards.
Our Bylaws provides certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the Company’s Secretary at New Fortress Energy Inc., 111 W. 19th Street, 8th Floor, New York, New York 10011. The Secretary must receive the notice of a stockholder’s intention to introduce a nomination at an annual stockholder meeting (together with certain required information set forth in our Bylaws) within the timeframes set forth below under “Advance Notice for Stockholder Nominations and Proposals for 2024 Annual Meeting.”
The Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Board believes that the qualifications for serving as a director of the Company are, taking into account such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise, integrity and diversity as would enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq rule.
In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board of Directors and the evolving needs of our business. The Board will identify potential nominees by asking current directors and executive officers to notify the Board if they become aware of suitable candidates. The Board also may, from time to time, engage firms that specialize in identifying director candidates. As described above, the Board will also consider candidates recommended by stockholders. Our evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a stockholder. In considering candidates submitted by stockholders, the Board may take into consideration the number of shares of Common Stock held by the recommending stockholder and the length of time that such shares have been held. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate individuals with a variety of complementary skills. The Board assesses its achievement of diversity through the review of the Board’s composition as part of the Board’s annual self-assessment process.
Communications with the Board of Directors
Stockholders or other interested parties can contact any director, any committee of the Board of Directors or our independent directors as a group, by writing to them care of: General Counsel and Secretary, 111 W. 19th Street, 8th Floor, New York, New York 10011. All such communications will be forwarded to the appropriate member(s) of the Board of Directors. Any complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee.

Board Diversity

The following table provides information about the diversity of the Board in a standardized matrix as required by Nasdaq Rule 5606:

Board Diversity Matrix (As of June 30, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did not Disclose Gender
Gender
Directors	1	7	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	1	0	0
White	1	5	0	0
Two or More Races or Ethnicities	0	1	0	0
Did Not Disclose Demographic Background	0

Board Diversity Matrix (As of April 4, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did not Disclose Gender
Gender
Directors	1	8	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	1	0	0
White	1	8	0	0
Two or More Races or Ethnicities	0	0	0	0
Did Not Disclose Demographic Background	0

REPORT OF THE AUDIT COMMITTEE
In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the Company’s future filings made under the Exchange Act, and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”).
The Audit Committee operates under a written charter approved by the Board of Directors, consistent with the corporate governance rules issued by the SEC and Nasdaq. The Audit Committee’s charter is available on the Company’s website at www.newfortressenergy.com. The members of the Audit Committee hold executive sessions during the course of the year.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with generally accepted accounting principles. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s internal control over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses.
The Audit Committee has reviewed and discussed with management the audited financial statements in the annual report on Form 10-K.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable PCAOB requirements and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2022, for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm for fiscal year 2023.
The Audit Committee

Katherine E. Wanner, Chairperson
David J. Grain
C. William Griffin

MANAGEMENT
The following table sets forth certain information with respect to the executive officers of the Company:

Name	Age	Position
Wesley R. Edens	61	Chief Executive Officer
Christopher S. Guinta	40	Chief Financial Officer
Yunyoung Shin	45	Chief Accounting Officer
Wesley R. Edens. Wesley Edens is our founder and has served as our Chief Executive Officer and the Chairman of our Board of Directors since August 2018. For more information regarding Mr. Edens, see above under “Proposal No. 1 Election of Directors—Information Concerning Our Directors, Including the Director Nominees.”
Christopher S. Guinta. Mr. Guinta has served as our Chief Financial Officer since August 2018, and the Chief Financial Officer of New Fortress Energy Holdings since April 2017. Prior to joining NFE, Mr. Guinta served as Chief Financial Officer of Ranger Offshore Inc. from November 2011 to April 2017. Prior to Ranger, Mr. Guinta served as an associate at SunTx Capital Partners from April 2009 to November 2011. Before joining SunTx Capital Partners, Mr. Guinta served as an associate at Citi Capital Markets in the Investment Banking Division.
Yunyoung Shin. Ms. Shin has served as our Chief Accounting Officer since March 2019. Ms. Shin was most recently a Senior Vice President of the Private Equity group at Fortress, from 2013 to 2019, where she served in various accounting capacities focusing on mergers and acquisitions and capital markets transactions. Ms. Shin began her career at KPMG LLP where she spent over 10 years serving audit and advisory clients primarily in the energy industry and providing wide-ranging technical accounting and financial reporting expertise in KPMG’s department of professional practice. Prior to joining Fortress, Ms. Shin served as Vice President in the global accounting policy and advisory group at American Express from 2011 to 2013.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The Compensation Discussion and Analysis that follows provides a description of our compensation program for each of the individuals listed below. We refer to these individuals throughout the Compensation Discussion and Analysis and the tables that follow as our named executive officers. For 2022, our named executive officers were as follows:
•Wesley R. Edens, Chief Executive Officer
•Christopher S. Guinta, Chief Financial Officer
•Yunyoung Shin, Chief Accounting Officer
Role of the Compensation Committee in Executive Compensation
In 2022, our Compensation Committee made all decisions regarding the compensation levels of our named executive officers. It is our Compensation Committee’s responsibility to:
•oversee the design of our executive compensation programs, policies and practices;
•determine the types and amounts of compensation for our executive officers; and
•review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our incentive compensation plans.
Our objective is to provide a market-based executive compensation program tied to performance and aligned with the interests of our stockholders. We did not retain a compensation consultant to provide advice on our executive compensation practices for 2022. Our Compensation Committee reviewed the competitiveness of our executive compensation programs and recent governance trends related to executive compensation when determining the compensation levels for our named executive officers in 2022.
Role of Executive Officers in Determining Compensation for our Executive Compensation
Our Compensation Committee made all decisions regarding the compensation of our named executive officers in respect of 2022. As a member of our compensation committee, Mr. Edens was involved in all decisions regarding the compensation of our named executive officers. As described more fully below, Mr. Edens does not receive any compensation from any party for services rendered to us.
Elements of our Executive Compensation Program
Mr. Edens has elected to serve as our CEO without compensation, primarily due to his substantial ownership stake in us. Mr. Edens is compensated by FIG LLC for services performed for the benefit of Fortress and certain other Fortress entities. However, none of the compensation received by Mr. Edens from FIG LLC is compensation for services rendered to us. As such, compensation information for Mr. Edens is not included below. The following discussion applies to the compensation provide to Mr. Guinta and Ms. Shin in 2022. We did not increase the annual base salaries paid to Mr. Guinta and Ms. Shin in 2022.
Base Salary. Base salary is a fixed component of our executive compensation for each year, which may be increased from time to time based on the individual’s performance and other factors as determined by our Compensation Committee. Base salaries were originally set pursuant to negotiations with our named executive officer at the time of hire, are intended to reflect the position, duties and responsibilities of each executive. As previously noted, Mr. Edens does not receive compensation from us. For 2022, annual base salaries for Mr. Guinta and Ms. Shin were $350,000 and $200,000, respectively.
Annual Cash Bonuses. Our named executive officers are eligible to receive annual cash bonuses. We consider annual cash incentive bonuses to be “at-risk” compensation. For 2022, Mr. Guinta had a target bonus opportunity equal to 125% of his annual base salary. Following a review of his performance by our Compensation Committee, the Compensation Committee awarded Mr. Guinta a $1,650,000 bonus in respect of 2022 performance. For 2022, Ms. Shin was eligible to receive a discretionary annual bonus. Following a review of her performance by the Compensation Committee, the Compensation Committee awarded Ms. Shin an $850,000 bonus in respect of 2022 performance. Mr. Guinta and Ms. Shin must be actively employed at, and not have given or received notice of termination prior to, the time of the bonus payment in order to receive the bonus. Mr. Edens elected not to receive an annual cash bonus or any other compensation from the Company in respect of 2022.
Historically, our Compensation Committee has not used pre-established performance goals in its evaluation of performance with respect to the annual incentive payment. Instead, our Compensation Committee has considered many factors in its decision-making process relating to the amount, if any, of the annual incentive payment. The factors have generally involved the following:
•Reviewing Company performance. Our Compensation Committee reviews all aspects of financial and operational performance of the Company, and also assesses Company performance in relation to the direction of the Company’s business, taking into account changing economic and market environments.
•Individual performance. Our Compensation Committee also evaluates individual performance beyond purely financial measures, including, generally, one or any combination of the following: exceptional performance of the individual’s functional responsibilities; leadership; creativity; innovation; collaboration; development and implementation of growth initiatives; and other activities that are critical to driving long-term value for shareholders.
After the end of the fiscal year, our Compensation Committee reviews both Company and individual performance to determine actual bonus payouts for the applicable year. Historically, our Compensation Committee has not applied a pre-established formula for determining the relative importance of the factors discussed above.
Long-Term Incentive Awards. In 2019, in connection with our initial public offering, the Company adopted the New Fortress Energy Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, the Company may issue options, share appreciation rights, restricted shares, restricted share units (“RSUs”) and performance share units (“PSUs”), share bonuses or other share-based awards to selected officers, employees, non-employee directors and select non-employees of NFE or its affiliates.
To more closely align their long-term interests with the interests of the Company and our shareholders and to link a substantial portion of our named executive officer’s compensation to the achievement of stretch performance goals, Mr. Guinta and Ms. Shin have been awarded PSUs under the Incentive Plan in 2020, 2021 and 2022. The PSUs will cliff-vest subject to their continued employment and the achievement of the applicable performance metric for the year following the grant. The number of shares that may be earned range from 0% to 200% of the initial number of PSUs granted, with 0% earned if the target performance metric is not achieved, 100% earned if the target performance metric is achieved, and 200% earned if the maximum performance metric is achieved. Our Compensation Committee has the power and authority to make all determinations concerning the level of achievement of the applicable performance metric and any adjustments to the applicable performance metric.
For the PSUs granted in the 2020, the applicable performance metric was tied to the Company’s adjusted operating margin for fiscal year 2021. The Company’s adjusted operating margin is equal to the Company’s operating margin for the applicable year, less selling, general and administrative expenses (as adjusted to exclude screening and development costs and other expenses) for the applicable fiscal year. Our Compensation Committee has the power and authority to make all determinations concerning the level of achievement of the applicable performance metric and any adjustments to the applicable performance metric, and on February 28, 2022, the Compensation Committee certified (or recommended that our Board certify) that the performance metric resulting in the maximum issuance of Class A Common Stock under the award had been met. These PSUs were settled in 2022.
For the PSUs granted in the 2021, the applicable performance metric was tied to the Company’s adjusted operating margin for fiscal year 2022. Our Compensation Committee has the power and authority to make all determinations concerning the level of achievement of the applicable performance metric and any adjustments to the applicable performance metric, and on April 3, 2023, the Compensation Committee certified (or recommended that our Board certify) that the performance metric resulting in the maximum issuance of Class A Common Stock under the award had been met. These PSUs are expected to be settled in 2023.
For the PSUs granted in the 2022, the applicable performance metric is tied to the Company’s adjusted EBITDA for fiscal year 2023, which is equivalent to the performance metric used for PSUs granted in 2020 and 2021 and defined as the Company’s operating margin for the applicable year, less selling, general and administrative expenses (as adjusted to exclude screening and development costs and other expenses) for the applicable fiscal year. Our Compensation Committee has the power and authority to make all determinations concerning the level of achievement of the applicable performance metric and any adjustments to the applicable performance metric. These PSUs are expected to be settled in 2024.

Perquisites and Personal Benefits. We did not provide any perquisites or personal benefits to our named executive officers in 2022.

Offer Letters
We have entered into offer letters with Mr. Guinta and Ms. Shin. We have not entered into an offer letter or employment agreement with Mr. Edens.
Guinta Offer Letter. On March 14, 2017, NFE Management, LLC entered into an offer letter (the “Guinta Offer Letter”) with Mr. Guinta. The Guinta Offer Letter provides Mr. Guinta with an annualized base salary of $350,000, a discretionary target bonus opportunity equal to 125% of annual base salary and eligibility to participate in our broad-based employee benefit plans, as may be adopted from time to time, subject to the eligibility requirements of such employee benefit plans. The Guinta Offer Letter also contains certain restrictive covenants, including (a) non-competition and non-solicitation covenants that are applicable during Mr. Guinta’s term of employment, and for twelve months following his resignation or termination of his employment for cause (as defined below) and (b) restrictions on disclosure of confidential information.
Shin Offer Letter. On December 3, 2019, NFE Management, LLC entered into an offer letter (the “Shin Offer Letter”) with Ms. Shin. The Shin Offer Letter provides Ms. Shin with an annualized base salary of $200,000, eligibility to receive a discretionary bonus and eligibility to participate in our broad-based employee benefit plans, as may be adopted from time to time, subject to the eligibility requirements of such employee benefit plans. The Shin Offer Letter also contains certain restrictive covenants, including (a) non-competition and non-solicitation covenants that are applicable during Ms. Shin’s term of employment, and for twelve months following her resignation or termination of her employment for cause (as defined below) and (b) restrictions on disclosure of confidential information.
As used in the Guinta Offer Letter and the Shin Offer Letter, “cause” generally means the executive’s (i) willful misconduct or gross negligence in the performance of his or her duties; (ii) failure to perform his or her duties or to follow the lawful directives of our Board; (iii) commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) failure to cooperate in any audit or investigation of the business or financial practices of any member of NFE Management, LLC or any of its affiliates or any facility managed by any of the foregoing entities (collectively, the “Company Group”); (v) performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of any member of the Company Group; or (vi) breach of the applicable offer letter or any other agreement with a member of the Company Group, including (without limitation), a violation of the code of conduct or other written policy of any such entity. Ms. Shin’s breach of any restrictive covenant would also constitute “cause” under the Shin Offer Letter.
Tax Considerations
As a general matter, our Compensation Committee considers the various tax and accounting implications of our existing and proposed compensation programs. We consider the tax-deductibility of compensation in designing our compensation programs, but it is not our sole consideration and we retain the discretion to award compensation that is non-deductible. In addition, due to U.S. tax reform legislation, which eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018, the opportunity to design programs on a go-forward basis that are fully tax-deductible for our named executive officers has effectively been eliminated. Therefore, the tax-deductibility of compensation had less of an impact on the design of our compensation programs in 2022, and we expect that tax-deductibility will continue to have less of an impact on our program design in the future.
Hedging and Pledging Policy
Subject to certain exceptions (as described below), our insider trading policy expressly prohibits transactions involving hedging, margining or pledging of shares of our common stock and other equity securities and derivatives by officers, directors and employees of the Company (“Insiders”), as well as any such Insider’s spouse, minor children, adult family members sharing the same household on a continuous basis, financial dependents, and any other person or entity over whom the Insider exercises substantial influence or control over his, her or its securities trading decisions, and any other trust or other estate in which an Insider has a substantial beneficial interest or as to which he or she serves as trustee or in a similar capacity.
Our policy provides limited exceptions in the event of prior approval by the Company's insider trading compliance officer, securities that are margined and are sold by a broker without the customer's consent if the customer fails to meet a margin call, transactions made pursuant to a written trading plan designed and entered into in accordance with Rule 10b5-1 of the Exchange Act, exercises of share options where no shares of the Company are sold in the market to fund the option exercise price or related taxes, the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements, vesting of restricted shares or the exercise of a tax withholding right in connection with restricted shares or other equity awards pursuant to which such person has elected to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted shares or other award, and purchases of Company shares in any present or future 401(k) plan resulting from a person’s periodic contributions to the plan pursuant to that person’s payroll deduction election.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the 2022 Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.
Based on this review and their discussions, the Compensation Committee has recommended to the Board of Directors that the 2022 Compensation Discussion and Analysis be included in the Proxy Statement for the 2023 Annual Meeting of Stockholders to be filed with the SEC.

The Compensation Committee
Wesley R. Edens (Chairperson)
Randy Nardone
Compensation Committee Interlocks and Insider Participation
None.

Summary Compensation Table for 2022
The following table provides information regarding the compensation earned by our named executive officers in respect of the applicable fiscal years set forth below.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Wesley R. Edens — Chief Executive Officer(1)	2022	—	—	—	—	—
	2021	—	—	—	—	—
	2020	—	—	—	—	—
Christopher S. Guinta — Chief Financial Officer	2022	350,000	1,650,000	3,075,008	—	5,075,008
	2021	350,000	1,450,000	860,943	—	2,660,943
	2020	350,000	900,000	882,322	—	2,132,322
Yunyoung Shin — Chief Accounting Officer	2022	200,000	850,000	2,050,021	—	3,100,021
	2021	200,000	800,000	860,943	—	1,860,943
	2020	200,000	700,000	441,162	—	1,341,162

(1)	As described more fully above, this table does not include information regarding compensation paid to Mr. Edens because Mr. Edens does not receive any compensation from any party for services rendered to us.

(2)	The amounts in this column represent the cash discretionary annual bonuses for the respective periods awarded pursuant to our discretionary annual cash bonus program. For additional information regarding potential bonuses, see “Elements of our Executive Compensation Program—Annual Cash Bonuses” above.

(3)
The amounts in this column reflect the aggregate grant date value of awards made during each calendar year computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of the awards granted in 2022, please see Note 23 of our audited consolidated financial statements in the 2022 Form 10-K. The amount included with respect to the PSUs granted in 2022 is based on the grant date fair value assuming target level of performance. If the maximum level of performance had been assumed, the grant date fair value of the PSUs would have been $6,150,016 for Mr. Guinta and $4,100,041 Ms. Shin.

Grants of Plan-Based Awards for 2022
The following table provides additional information on the PSUs granted to our named executive officers during 2022.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Grant Date Fair Value of Stock Awards ($)(2)
Name		Threshold (#)	Target (#)	Maximum (#)
Wesley R. Edens	—	—	—	—	—
Christopher S. Guinta	10/13/2022	—	68,182	136,364	3,075,008
Yunyoung Shin	10/13/2022	—	45,455	90,910	2,050,021

(1)
These PSUs will cliff-vest subject to the named executive officer’s continued employment through January 2, 2024 and the achievement of the applicable performance metric, as described above. The number of shares that may be earned range from 0% to 200% of the initial number of PSUs granted, with 0% earned if the target performance metric is not achieved, 100% earned if the target performance metric is achieved, and 200% earned if the maximum performance metric is achieved.

(2)
The amounts in this column reflect the aggregate grant date value of the PSUs granted in 2022 computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 23 of our audited consolidated financial statements in the 2022 Form 10-K. The amount included with respect to the PSUs granted in 2022 is based on the grant date fair value assuming target level of performance.

Outstanding Equity Awards at Fiscal Year-End for 2022
The following table provides additional information on the current holdings of PSUs by our named executive officers as of December 31, 2022.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Wesley R. Edens	—	—
Christopher S. Guinta	110,520	4,688,258
Yunyoung Shin	87,793	3,724,179

(1)	The PSUs will cliff-vest subject to the named executive officer’s continued employment through either January 2, 2023 (for the PSUs granted in 2021) or January 2, 2024 (for the PSUs granted in 2022) and the achievement of the applicable performance metric. On April 3, 2023, the Compensation Committee certified (or recommended that our Board certify) that the performance metric resulting in the maximum issuance of Class A Common Stock under the award (42,338 shares for each of Mr. Guinta and Ms. Shin) had been met for the PSUs granted in 2021, and the number of unearned shares not vested as of December 31, 2022 assumes that the maximum number of Class A Common Stock will be issued for this grant. For the PSUs granted in 2022, the number of unearned shares not vested as of December 31, 2022 assumes that the target number of Class A Common Stock will be issued.

(2)
The market value of the PSUs shown in this column represents the per share closing price of our Class A shares as of December 31, 2022, which was $42.42, multiplied by the number of outstanding unvested PSUs as of such date, based on the number of shares that the named executive officer would receive assuming a maximum level of performance for the PSUs granted in 2021 and target level of performance for the PSUs granted in 2022.

Option Exercises and Stock Vested for 2022
The following table provides information on the PSUs held by our named executive officers that vested during 2022. We had no stock options that were exercised during 2022 or RSUs that vested in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wesley R. Edens	—	—
Christopher S. Guinta	121,952	3,052,459
Yunyoung Shin	60,976	1,526,229
Pension Benefits for 2022
We do not maintain any defined benefit pension plans in which any of our named executive officers participate.
Nonqualified Deferred Compensation for 2022
We do not maintain any nonqualified deferred compensation plans in which any of our named executive officers participate.
Potential Payments Upon Change-in-Control or Termination
We do not have any employment agreements, offer letters, severance plans or change in control plans that provide for any cash payment to any of our named executive officers in connection with a termination of employment or a change in control of the Company.
Under the terms of the Incentive Plan, unless otherwise determined by our Board or our Compensation Committee prior to a change in control or evidenced in an award agreement, outstanding and unvested equity awards will fully vest upon a termination of employment by the Company without cause or by the participant for “good reason” (to the extent a “good reason” concept is provided in a participant’s applicable award agreement or individual employment or severance agreement) within 12 months following a change in control, with any performance conditions deemed to be fully achieved. Mr. Guinta’s and Ms. Shin’s PSU award agreements and offer letters do not provide for a “good reason” concept. Assuming that a change in control had occurred on December 31, 2022 and that Mr. Guinta’s and Ms. Shin’s employment had been terminated by the Company without cause on such date, Mr. Guinta and Ms. Shin would have received accelerated vesting of PSUs with a fair market value on December 31, 2022 equal to $7,580,539 and $5,652,380, respectively.
Pay Ratio Disclosure
As required by SEC rules, we are providing the information below to explain the relationship between the annual total compensation of Mr. Edens, who served as our Chief Executive Officer and the Chairman of our Board of Directors in 2022, and the annual total compensation of our median employee, excluding our CEO. As Mr. Edens has elected to serve as our CEO without compensation, the ratio of the annual total compensation of our CEO’s to the median annual total compensation of all employees is zero.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of 2022, 2021 and 2020. In determining the “compensation actually paid” to our named executive officers, we are required to make various adjustments to amounts that have been reported in our Summary Compensation Table for each of 2022, 2021 and 2020, as the SEC’s valuation methods for this section differ from those required in our Summary Compensation Tables. As described more fully above, this table does not include information regarding compensation paid to Mr. Edens because Mr. Edens does not receive any compensation from any party for services rendered to us.

	Pay Versus Performance Table
	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2)(3)	Value of initial fixed $100 investment based on:				Net Income (Loss) (In thousands)	Adjusted EBITDA (In thousands)(5)
Year					Total Shareholder Return	Peer Group Total Shareholder Return (ICLN)(4)	Peer Group Total Shareholder Return (VDE)(4)	Peer Group Total Shareholder Return (XLE)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(g)	(g)	(h)	(i)
2022	$—	$—	$4,087,514	$3,402,381	$278.22	$173.41	$170.29	$169.86	$184,786	$1,071,309
2021	—	—	2,260,943	3,502,760	156.82	183.33	104.56	103.47	92,711	604,560
2020	—	—	1,736,742	3,801,911	344.01	241.80	66.94	67.49	(263,965)	$33,322

(1)	For all three years shown in the table, our principal executive officer (“PEO”) was Mr. Edens, and our non-PEO named executive officers were Mr. Guinta and Ms. Shin.
(2)	The amounts in the following table represent each of the average amounts deducted and added to the equity award values for our non-PEO named executive officers for the applicable year for purposes of computing the average “compensation actually paid” for our non-PEO named executive officers for each year:

Year	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Minus Average Grant Date Fair Value of Equity Awards Granted During Applicable Year	Plus Average Year-End Fair Value of Equity Awards Granted During Applicable Year	Plus Average Change in Fair Value as of Year-End of Any Prior Year Awards that Remain Unvested as of Year-End	Plus Average Change in Fair Value as of the Vesting Date of Any Prior Year Awards that Vested During Applicable Year	Equals Average Compensation Actually Paid to Non-PEO Named Executive Officer
2022	$4,087,514	$(2,562,514)	$—	$1,795,978	$81,403	$3,402,381
2021	2,260,943	(860,943)	—	2,102,760	—	3,502,760
2020	1,736,742	(661,742)	—	2,785,262	(58,351)	3,801,911

(3)	PSU grant date fair values are calculated using stock price as of the grant date and assuming target performance, notwithstanding that, as of December 31 of each year covered in the Pay Versus Performance Table, the Company has generally determined that it was not probable that the performance condition required for the PSUs granted in such year to vest would be achieved, and as such, no compensation expense was recognized by the Company for such awards in the applicable year of grant, which is why the amounts in the “Plus Average Year-End Fair Value of Equity Awards Granted During Applicable Year” column of the table included in footnote 2 above are shown at zero. Adjustments have been made using the stock price and performance accrual modifier as of year-end and as of the vesting date, as applicable. RSU grant date fair values are calculated using stock price as of the grant date, as adjusted for a post-vesting holding period. Adjustment have been made using the stock price as of year-end and as of each vesting date.

(4)	The iShare Global Clean Energy ETF Index ("ICLN"), Vanguard Energy ETF ("VDE") and Energy Select Sector (SPDR) Fund ("XLE"), as reported in the Company's Annual Report in Form 10-K filed with the SEC on March 1, 2023, were used to calculate the Company's peer group total shareholder return.

(5)
We calculate Adjusted EBITDA for the applicable year as net income, plus transaction and integration costs, contract termination charges and loss on mitigation sales, depreciation and amortization, asset impairment expense, interest expense, net, other (income) expense, net, loss on extinguishment of debt, changes in fair value of non-hedge derivative instruments and contingent consideration, tax expense, and adjusting for certain items from our SG&A not otherwise indicative of ongoing operating performance, including non-cash share-based compensation and severance expense, non-capitalizable development expenses, cost to pursue new business opportunities and expenses associated with changes to our corporate structure, plus our pro rata share of Adjusted EBITDA from unconsolidated entities, less the impact of equity in earnings (losses) of unconsolidated entities.

Adjusted EBITDA is mathematically equivalent to our Total Segment Operating Margin, as reported in the segment disclosures within our financial statements, minus Core SG&A, including our pro rata share of such expenses of unconsolidated entities. Core SG&A is defined as total SG&A adjusted for non-cash share-based compensation and severance expense, non-capitalizable development expenses, cost of exploring new business opportunities and expenses associated with changes to our corporate structure. Core SG&A excludes certain items from our SG&A not otherwise indicative of ongoing operating performance.

Description of the Relationship Between Pay and Performance

The graph below sets out the relationship between (x) the average “Compensation Actually Paid” to our non-PEO named executive officers and (y) the Company’s Adjusted EBITDA and net income (loss):

The graph below sets out the relationship between (x) the Company’s TSR and (y) the peer group TSR, calculated using each of iShared Global Clean Energy ETF Index ("ICLN"), Vanguard Energy ETF ("VDE") and Energy Select Sector (SPDR) Fund ("XLE"):

Average Compensation Paid vs. NFE and Peer Group Total Shareholder Returns
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Average Compensation Paid (in thousands)
$400
$350
$300
$250
$200
$150
$100
$50
Returns in Dollars
NFE
ICLN
VDE
XLE
2020
2021
2022
NFE Average Compensation Paid
NFE
ICLN
XLE
VDE

Tabular List of Most Important Performance Measures

The Company uses the following financial performance levels to assess the Company's performance:

Most Important Performance Measures
Adjusted EBITDA(1)
Net Income

(1)	Adjusted EBITDA is calculated as net income, plus transaction and integration costs, contract termination charges and loss on mitigation sales, depreciation and amortization, asset impairment expense, interest expense, net, other (income) expense, net, loss on extinguishment of debt, changes in fair value of non-hedge derivative instruments and contingent consideration, tax expense, and adjusting for certain items from our selling, general and administrative expenses (“SG&A") not otherwise indicative of ongoing operating performance, including non-cash share-based compensation and severance expense, non-capitalizable development expenses, cost to pursue new business opportunities and expenses associated with changes to our corporate structure, plus our pro rata share of Adjusted EBITDA from unconsolidated entities, less the impact of equity in earnings (losses) of unconsolidated entities. Adjusted EBITDA is mathematically equivalent to our Total Segment Operating Margin, as reported in the segment disclosures within our financial statements, minus Core SG&A, including our pro rata share of such expenses of unconsolidated entities. Core SG&A is defined as total SG&A adjusted for non-cash share-based compensation and severance expense, non-capitalizable development expenses, cost of exploring new business opportunities and expenses associated with changes to our corporate structure. Core SG&A excludes certain items from our SG&A not otherwise indicative of ongoing operating performance.

DIRECTOR COMPENSATION
We do not, and do not intend to, compensate our directors who are also our employees or who are otherwise affiliated with us for their service on our Board.
The compensation program for our non-employee directors is designed to achieve three goals: (1) fairly compensate directors for their service to the Company given its size and the complexity of its operations and structure; (2) align the directors’ interests with the long-term interests of our stockholders; and (3) incentivize the directors to continue to serve as board members.
In 2022, non-employee directors received an annual cash retainer equal to $100,000, payable quarterly. Additionally, the chair of the Audit Committee of the Board received an additional $10,000 annual cash retainer, payable quarterly. Mr. Nardone is not compensated by the Company for his service as a director.
Director Compensation Table for 2022
The following table provides additional information on the compensation we paid to our non-employee directors in 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Randal A. Nardone	—	—	—	—
Desmond Iain Catterall	100,000	—	—	100,000
David J. Grain	100,000	—	—	100,000
C. William Griffin	100,000	—	—	100,000
John J. Mack	100,000	—	—	100,000
Katherine E. Wanner	110,000	—	—	110,000
Matthew Wilkinson	100,000	—	—	100,000

(1) As of December 31, 2022, none of our non-employee director held any unvested equity-based awards.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes certain information about securities authorized for issuance under our equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:
New Fortress Energy Inc. 2019 Omnibus Incentive Plan(2)	1,423,277		—	19,932,055
Equity compensation plans not approved by security holders:
—	—		—	—
Total	1,423,277	1,423,277	—	19,932,055

(1)
Represents shares subject to outstanding PSUs for which shares had not yet been delivered as of December 31, 2022. Unvested PSUs are based on the number of shares of Class A Common Stock that the named executive officer would receive assuming a maximum level of performance for PSUs granted in 2021 and a target level of performance for PSUs granted in 2022.

(2)
The Incentive Plan provides that 16,705,882 shares of Class A Common Stock are reserved and available for issuance under the Plan, as increased on the first day of each fiscal year beginning in calendar year 2020 by a number of shares of Class A Common Stock equal to the excess of 10% of the aggregate number of outstanding shares of Class A Common Stock and Class B common stock on the last day of the immediately preceding fiscal year, over the number of shares of Class A Common Stock reserved and available for issuance under the Plan as of the last day of the immediately preceding fiscal year. The shares reserved and available for issuance under the Incentive Plan increased on the first day of 2022 by 3,560,010 shares of Class A Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.
The following table sets forth the beneficial ownership of our shares of Common Stock issued and outstanding as of March 27, 2023 by:
•each person known to us to beneficially own more than 5% of any class of our shares;
•each director and named executive officer; and
•all of our directors and executive officers as a group.
Unless otherwise noted, the address for each beneficial owner listed below is 111 W. 19th Street, 8th Floor, New York, New York 10011. As of March 27, 2023, we had 204,670,088 shares of Common Stock outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percentage of Shares of Common Stock Beneficially Owned
Greater Than 5% Shareholders:
Great Mountain Partners LLC(2)	25,559,846		12.5%
Edens Family Holdings LLC(3)	25,086,851		12.3%
Fortress Investment Group LLC(4)	13,399,317		6.5%
Capital World Investors (5)	10,788,975		5.3%
Directors and Named Executive Officers:
Wesley R. Edens(6)	47,540,925		23.2%
Christopher S. Guinta	182,728		*
Yunyoung Shin	27,851		*
Randal A. Nardone	26,196,526		12.8%
Desmond Iain Catterall	68,266		*
David J. Grain	114,294		*
C. William Griffin	344,805		*
John J. Mack	1,375,013		*
Katherine E. Wanner	82,599		*
Matthew Wilkinson	46,907		*
Timothy W. Jay	36,551		*
All executive officers and directors as a group (11 persons)	76,016,465	76016465	37.1%

*	Less than 1.0%.

(1)	Shares beneficially owned includes all outstanding stock options or restricted stock units exercisable for or convertible into our common stock either currently or within 60 days after March 27, 2023.

(2)	Shared voting and shared dispositive power in respect of 25,559,846 shares, as stated in a Schedule 13D jointly filed with the SEC on December 21, 2022 by Energy Transition Holdings LLC and Great Mountain Partners LLC. The address of the principal business office of Energy Transition Holdings LLC and Great Mountain Partners LLC is 10 Station Place, P.O. Box 233, Norfolk, CT 06058.

(3)	Shared voting and shared dispositive power in respect of 25,086,851 shares, as stated in a Schedule 13D/A jointly filed with the SEC on June 15, 2021 by Edens Family Holdings LLC and Lynn M. Edens. The address of the principal business office of Edens Family Holdings LLC and Lynn M. Edens is c/o Baobob Advisors LLC, 111 W. 19th St., 8th Floor, New York, New York 10011.

(4)	Shared voting and shared dispositive power in respect of 13,399,317 shares, as stated in a Schedule 13D/A jointly filed with the SEC on February 12, 2021. The address of the principal business office of Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(5)
Sole voting and sole dispositive power in respect of 10,788,975 shares, as stated in a Schedule 13G filed with the SEC on February 13, 2023. The address of the principal business office of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(6)	Based on the Schedule 13D/A filed with the SEC on June 15, 2021 by Wesley R. Edens. Mr. Edens reported sole voting power and disposition with respect to the 47,540,925 shares of Common Stock and no shared voting or shared dispositive power.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires directors, executive officers and persons beneficially owning more than ten percent of a registered class of a company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. To our knowledge, based solely on review of the copies of such reports filed with the SEC, or written representations from such persons, all reports required to be filed by our directors, executive officers and greater-than-ten-percent owners with respect to the year ended December 31, 2022 were timely filed in compliance with the Section 16(a) filing requirements, except for a Form 4 filed by William C. Griffin in January 2023, reporting 11 late transactions made from September 2020 through December 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review, Approval and Ratification of Transactions with Related Persons
SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. Our Board of Directors has adopted a written policy that outlines procedures for approving transactions with related persons, and any such transactions will be reviewed and approved or ratified by a majority of our disinterested and independent directors pursuant to the procedures outlined in such policy. In determining whether to approve or ratify a transaction with a related person, we expect that the independent and disinterested directors will consider a variety of factors they deem relevant. The policy includes standing pre-approvals for specified categories of transactions, including, with certain limitations, investments in securities offerings, charter aircraft use and services provided pursuant to the Company’s Administrative Services Agreement with FIG LLC.
Certain Relationships and Related Transactions
The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.
Agreements with Affiliates
Shareholders’ Agreement
General
In connection with the closing of our initial public offering in 2019 (the “Offering”), we entered into the Shareholders’ Agreement with New Fortress Energy Holdings and its affiliates. Our Shareholders’ Agreement provides that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our voting shares beneficially owned by each) so that no amendment is made to our Certificate of Formation or Bylaws in effect as of the date of the Shareholders’ Agreement that would add restrictions to the transferability of our shares by New Fortress Energy Holdings or its permitted transferees which are beyond those provided for in our Certificate of Formation or Bylaws, the Shareholders’ Agreement or applicable securities laws, or that nullify the rights set out in the Shareholders’ Agreements of New Fortress Energy Holdings or its permitted transferees unless such amendment is approved by New Fortress Energy Holdings.
New Fortress Energy Holdings has assigned, pursuant to the terms of the Shareholders’ Agreement, to the affiliates of certain entities controlled by Wesley R. Edens and Randal A. Nardone (the “Founder Entities”), New Fortress Energy Holdings’ rights and obligations under the Shareholders’ Agreement.
Designation and Election of Directors
Our Shareholders’ Agreement provides that, for so long as the Shareholders’ Agreement is in effect, we and the Founder Entities (including certain former members of New Fortress Energy Holdings) shall take all reasonable actions within our respective control (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors held of record or beneficially owned by the Founder Entities, and, with respect to us, including in the slate of nominees recommended by the Board of Directors those individuals designated by the Founder Entities) so as to elect to the Board of Directors, and to cause to continue in office, not more than eight directors (or such other number as the Founder Entities may agree in writing), of whom, at any given time:
•a number of directors equal to a majority of the Board of Directors, plus one director, shall be individuals designated by the Founder Entities, for so long as the Founder Entities directly or indirectly beneficially own, together with their permitted transferees, at least 30% of our voting power; provided that if the Board of Directors consists of six or fewer directors, then the Founder Entities shall have the right to designate a number of directors equal to a majority of the Board of Directors;
•a number of directors equal to a majority of the Board of Directors, minus one director, shall be individuals designated by the Founder Entities, for so long as the Founder Entities directly or indirectly beneficially own, together with their permitted transferees, less than 30% but at least 20% of our voting power; provided that if the Board of Directors consists of six or fewer directors, then the Founder Entities shall have the right to designate a number of directors equal to three directors;

•a number of directors (rounded up to the nearest whole number) that would be required to maintain the Founder Entities’ proportional representation on the Board of Directors shall be individuals designated by the Founder Entities for so long as the Founder Entities directly or indirectly beneficially own, together with their permitted transferees, less than 20% but at least 10% of our voting power; provided that if the Board of Directors consists of six or fewer directors, then the Founder Entities shall have the right to designate a number of directors equal to two directors; and
•a number of directors (rounded up to the nearest whole number) that would be required to maintain the Founder Entities’ proportional representation on the Board of Directors shall be individuals designated by the Founder Entities for so long as the Founder Entities directly or indirectly beneficially own, together with their permitted transferees, less than 10% but at least 5% of our voting power; provided that if the Board of Directors consists of six or fewer directors, then the Founder Entities shall have the right to designate a number of directors equal to one director.
So long as the Founder Entities are entitled to designate one or more nominees to the Board of Directors and notifies the Board of Directors of their desire to remove, with or without cause, any director previously designated by them to the Board of Directors, we are required to take all necessary action to cause such removal.
In accordance with the Shareholders’ Agreement, New Fortress Energy Holdings originally designated Messrs. Catterall, Grain, Griffin, Mack and Wilkinson and Ms. Wanner for election to our Board of Directors.
Indemnification
The Shareholders’ Agreement provides that we will indemnify the Founder Entities and their officers, directors, employees, agents and affiliates against losses arising out of third-party claims (including litigation matters and other claims) based on, arising out of or resulting from:
•the ownership or the operation of our assets or properties, and the operation or conduct of our business, prior to or following the Offering; and
•any other activities we engage in.
In addition, we have agreed to indemnify the Founder Entities and their officers, directors, employees, agents and affiliates against losses, including liabilities under the Securities Act and the Exchange Act, relating to misstatements in or omissions from any registration statement or report that we file, other than misstatements or omissions made in reliance on information relating to and furnished by New Fortress Energy Holdings or the Founder Entities for use in the preparation of that registration statement or this Proxy Statement, against which New Fortress Energy Holdings or the Founder Entities, as applicable, has agreed to indemnify us.
Registration Rights
Demand Rights. Under our Shareholders’ Agreement, the Founder Entities have, for so long as the Founder Entities directly or indirectly beneficially owns, together with their permitted transferees, an amount of our shares of Common Stock (whether owned at the time of the Offering or subsequently acquired) equal to or greater than 1% of the shares of Common Stock issued and outstanding immediately after the consummation of the Offering (a “Registrable Amount”), “demand” registration rights that allow the Founder Entities, and on behalf of their permitted transferees, at any time after 180 days following the consummation of the Offering, to request that we register under the Securities Act an amount of shares of Common Stock equal to or greater than a Registrable Amount.
The Founder Entities, and on behalf of their permitted transferees, are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We also are not required to effect any demand registration within one month of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of Common Stock requested by the requestor to be included or within one month of any other underwritten offering pursuant to a shelf registration statement.
Piggyback Rights. For so long as the Founder Entities beneficially owns, together with their permitted transferees, a Registrable Amount, the Founder Entities (and its permitted transferees) also have “piggyback” registration rights that allow them to include shares of Common Stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Form S-4 or Form S-8 or pursuant to an employee benefit plan arrangement) or by any of our other stockholders that have registration rights. These “piggyback” registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. Under our Shareholders’ Agreement, we granted to the Founder Entities or any of their permitted transferees, for so long as the Founder Entities, together with their permitted transferees, beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of shares of Common Stock issuable upon exercise of the Redemption Right to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our stockholders. In addition, the Founder Entities, and on behalf of their permitted transferees, may elect to participate in such shelf registrations within ten days after notice of the registration is given.
Indemnification; Expenses; Lock-ups. Under our Shareholders’ Agreement, we agreed to indemnify the applicable selling shareholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of Common Stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission, and the applicable selling stockholder agrees to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration and offering-related expenses incidental to our performance under the Shareholders’ Agreement, and the applicable selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of Common Stock under the Shareholders’ Agreement. We have entered into, and have caused our officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Founder Entities, and on behalf of their permitted transferees.
Information Rights
Under our Shareholders’ Agreement, the Founder Entities have the right to request certain information from us.
Assistance in the Sale of the Founder Entities’ Shares
Under our Shareholders’ Agreement, if the Founder Entities seek to sell their shares of Common Stock other than pursuant to a registration statement, we shall use our reasonable best efforts to assist the Founder Entities in the sale process, including by providing information to potential purchasers as requested by the Founder Entities.
In addition, if the Board of Directors starts and then abandons a sale process, and the Founder Entities subsequently indicate that they want to sell their shares of Common Stock, we shall permit the Founder Entities to engage in discussions with potential purchasers who participated in the abandoned sales process. We shall be obligated to assist the Founder Entities in any such sale process.
Other Transactions with Related Persons
Administrative Services Agreement
We are party to an Administrative Services Agreement (“Administrative Agreement”) with FIG LLC to charge us for certain administrative and general expenses incurred. The charges under the Administrative Agreement that are attributable to the Company totaled $5.1 million for the year ended December 31, 2022. As of December 31, 2022, $4.6 million was due to FIG LLC.
Private Aircraft
Mr. Edens owns an aircraft that we charter from a third-party aircraft operator for business purposes in the ordinary course of operations. We, or FIG LLC on our behalf, paid the aircraft operator market rates for the charters. For the year ended December 31, 2022, we incurred charter costs of $3.7 million, and such amount is included within selling, general and administrative expenses. As of December 31, 2022, $0.4 million was due to this affiliate.
Corporate Headquarters Lease and Sublease
In November 2018, we entered into a month-to-month non-exclusive license agreement, pursuant to which we lease our corporate offices from FEP Holdco LLC (“FEP Holdco”), an entity owned jointly by Wesley R. Edens and Randal A. Nardone. The predecessor to FEP Holdco agreed to be the lessor of record for the lease to facilitate the Company’s ability to occupy the space in the timeframe desired by the Company. Under this license agreement, we incurred rent of approximately $2.5 million for the year ended December 31, 2022, and as of December 31, 2022, $2.5 million was due to FEP Holdco.

Since February 2023, the Company subleased a portion of our corporate offices to FTAI Infrastructure Inc. (“FTAI”), one of our affiliates, which is controlled by certain principals of FIG LLC, and we may sublease a portion of our corporate offices to certain other affiliates.
Miami Ground Lease
We lease the property for our Miami Facility from an affiliate of Fortress. Our subsidiary, LNG Holdings (Florida) LLC (“Florida Holdings”), is the owner and operator of our liquefaction, storage and production facility in Miami, Florida (the “Miami Facility”). Florida Holdings holds rights to the real property on which the Miami Facility is located pursuant to that certain Ground Lease Agreement dated November 20, 2014 (the “Miami Lease”), by and between FDG LR 7 LLC, as landlord (“Miami Landlord”), and Florida Holdings, as tenant (in such capacity, “Miami Tenant”). The Miami Landlord is owned by certain funds managed by an affiliate of Fortress.
The term of the Miami Lease commenced November 20, 2014, and was renewed in November 2019 with a new maturity date of November 20, 2024. The term will automatically extend for four additional periods of five years each (unless Miami Tenant notifies Miami Landlord otherwise as set forth in the Miami Lease). Miami Tenant pays base rent in the amount of $0.3 million per year, which amount shall escalate by 2.5% on each anniversary of the commencement date. Miami Tenant has delivered a security deposit in the amount of $0.1 million, which will be reduced to $0 upon commencement of the second renewal term. Miami Tenant has the right to provide the security deposit in the form of a letter of credit.
Miami Tenant is responsible for all other costs attributable to the Miami leased premises and Miami Facility, including all property taxes, insurance, and utilities, as well as all maintenance, repair, and replacement costs.
Fortress Affiliated Entities
Since 2017, the Company has provided certain administrative services to affiliates of FEP Holdco. As of December 31, 2022, $0.4 million was due from affiliates. There are no costs incurred by the Company as the Company is fully reimbursed for all costs incurred.
Sublease with Non-Related Person
Since September 2020, NewRez LLC, a subsidiary of the Rithm Capital Corp. (formerly New Residential Investment Corp.), has subleased a portion of office space from one of our affiliates, which is controlled by certain principals of FIG LLC. For the year ended December 31, 2022, NewRez LLC incurred and paid to an affiliate of the Company approximately $0.5 million of rent and office related expenses. This sublease was terminated in 2022.

PROPOSAL NO. 2
APPROVAL OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Proposed Independent Registered Public Accounting Firm
Ernst & Young LLP, independent registered public accountants, served as the independent registered public accounting firm for us and our subsidiaries for the fiscal years ended December 31, 2022 and 2021. The Audit Committee has appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that the selection of the independent registered public accounting firm be submitted for approval by the stockholders at the Annual Meeting.
Representatives of Ernst & Young LLP will be present in person at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.
The Board of Directors recommends that you vote FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2023.
Principal Accountant Fees and Services
The table below sets forth the aggregate fees and expenses for the years ended December 31, 2022 and 2021 for professional services performed by our independent registered public accounting firm, Ernst & Young LLP:

	Year Ended December 31,
(in thousands)	2022	2021
Audit Fees(1)	$6,261	$5,628
Audit-Related Fees(2)	235	1,299
Tax Fees(3)	70	84
All Other Fees	—	—
Total Fees	$6,566	$7,011

(1)	Audit fees consists of fees for audit services rendered for the audit of our annual consolidated financial statements, the review of quarterly reports on Form 10-Q, statutory audits required, comfort letters, consents, assistance with and review of documents filed with the SEC, and other attest services.

(2)	Audit-related fees consist of fees for diligence services provided to evaluate potential transactions.

(3)	Tax fees consists of fees for professional services rendered by our principal accountant for tax compliance services.
Our audit committee has the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee is responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has been given unrestricted access to the audit committee and our management.
The audit committee has adopted a pre-approval policy with respect to services which may be performed by Ernst & Young LLP. This policy lists specific audit-related and tax services as well as any other services that Ernst & Young LLP is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional audit committee authorization. The audit committee receives reports on the status of expenditures pursuant to that pre-approval policy. The audit committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not enumerated in the policy must receive specific pre-approval by the audit committee. The charter of the audit committee and its pre-approval policy require that the audit committee review and pre-approve the plan and scope of Ernst & Young LLP’s audit, audit-related, tax and other services.
Our audit committee has approved the appointment of Ernst & Young LLP as independent registered public accounting firm to conduct the audit of the Company’s consolidated financial statements for the year ending December 31, 2023.

ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS
FOR 2024 ANNUAL MEETING.
Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2024 annual meeting of stockholders if they are received by the Company no later than December 6, 2023. However, if the 2024 annual meeting date is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, to be timely a proposal by the stockholders must be received no later than a reasonable time before the Company begins to print and send its proxy materials. In addition, all proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of stockholder proposals in company-sponsored proxy materials. Any proposal should be directed to the attention of the Company’s Secretary at 111 W. 19th Street, 8th Floor, New York, New York 10011.
In order for a stockholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered at any annual meeting of stockholders, our Bylaws requires that such proposal be made by an eligible stockholder who has delivered a timely notice to the Secretary of the Company at our principal executive offices and otherwise meets the information and procedural requirements prescribed by our Bylaws. Subject to certain exceptions, in order for a proposal relating to business to be conducted at our 2024 annual meeting of stockholders to be “timely” under the Bylaws, it must be received by the Secretary of the Company at our principal executive office no earlier than December 6, 2023 and no later than January 5, 2024. However, if the 2024 meeting is called for on a date that is more than 30 days before or after May 22, 2024, for a stockholder’s notice to be timely, it must be received no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is first made by the Company. All director nominations and stockholder proposals, other than stockholder proposals made pursuant to Rule 14a-8, must comply with the requirements of our Bylaws, or they may be excluded from consideration at the meeting. In addition to satisfying the foregoing requirements, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by March 23, 2024.

OTHER MATTERS
The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.newfortressenergy.com. Such information will also be furnished upon written request to New Fortress Energy Inc., 111 W. 19th Street, 8th Floor, New York, New York 10011, Attention: Investor Relations.
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials, including the annual report, proxy statement and Internet Notice, if applicable, with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to New Fortress Energy Inc. 111 W. 19th Street, 8th Floor, New York, New York 10011, Attention: Investor Relations or by contacting Investor Relations at ir@newfortressenergy.com, and we will deliver promptly a separate set of proxy materials.
Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will help preserve environmental resources.
Stockholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.
Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.
Your election to receive proxy materials by email will remain in effect until you terminate it.

By Order of the Board of Directors,

/s/ Cameron D. MacDougall
Cameron D. MacDougall
Secretary
New York, New York
April 4, 2023

NewFortress energy

NEW FORTRESS ENERGY INC.
111 WEST 19TH STREET
8TH FLOOR
NEW YORK, NY 10011

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the meeting or cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before the meeting or cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) John J. Mack   02) Katherine E. Wanner

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for New Fortress Energy Inc. for fiscal year 2023.	☐	☐	☐

NOTE: The Board of Directors may consider and act upon any other business properly presented at the Annual Meeting. For detailed instructions on how to register and attend the meeting, please see the Proxy Statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000601765_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

NEW FORTRESS ENERGY INC.
Annual Meeting of Stockholders
May 22, 2023
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christopher S. Guinta and Yunyoung Shin, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of NEW FORTRESS ENERGY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on May 22, 2023 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, NY 10001, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (i) "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND (ii) "FOR" PROPOSAL NO. 2.

Please mark, sign, date and return this Proxy Card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side

0000601765_2 R1.0.0.6